EXHIBIT 10.30

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of the 31st day of December, 2008 (the “Effective Date”) by and among FNB United Corp., a North Carolina corporation (“FNB”), CommunityONE Bank, National Association, a national banking corporation formerly known as First National Bank and Trust Company and wholly owned subsidiary of FNB (the “Bank”), and Michael C.  Miller, President of each of FNB and the Bank (the “Executive”).  FNB and the Bank are hereinafter sometimes referred to together or individually as the “Employer.”

WITNESSETH:

WHEREAS, the Executive is currently employed as the President of each of FNB and the Bank pursuant to the terms of an employment agreement between the Executive and the Bank dated as of January 1, 2006 (the “Prior Agreement”) and is highly knowledgeable about their businesses, operations, markets and customers; and

WHEREAS, the Executive is a valued executive of the Employer and, to induce the Executive to continue employment with the Employer and to enhance the Executive’s job security, the Employer entered into the Prior Agreement to provide compensation to the Executive in certain events, including but not limited to the Executive’s termination of employment following a change in control of the Employer; and

WHEREAS, because the Executive is familiar with and will continue to gain extensive knowledge regarding the Employer’s products, relationships, trade secrets and confidential information relating to the Employer and its business, products, processes and developments and has generated and will continue to generate confidential information in the course of his duties, the Employer wished to protect its long-term interests by having the Executive enter into certain nondisclosure and noncompetition covenants set forth in the Prior Agreement; and

WHEREAS, the parties desire to amend and restate the Prior Agreement to bring the Prior Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of succeeding law) (the “Code”), the regulations promulgated thereunder, and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service (“Section 409A”); and

WHEREAS; the parties intend that this Agreement shall amend, restate and supersede the Prior Agreement in its entirety, and that from and after the effective date of this Agreement, the Prior Agreement shall be of no further force and effect; and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule

359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Employer, is contemplated insofar as the Employer or any affiliates are concerned.

NOW, THEREFORE, in consideration of the terms contained herein, including the compensation the Employer agrees to pay to the Executive upon certain events, the Executive's continued employment with the Employer, the Executive's covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive hereby agree as follows:

1.           Employment and Duties.

(a)           Employment.  During the Employment Term (as defined in Section 3 below), and upon the terms and conditions set forth in this Agreement, the Employer shall employ the Executive, and the Executive shall serve, as President and Chief Executive Officer of each of FNB and the Bank. As such, the Executive shall have the responsibilities, duties and authority reasonably accorded to, expected of, and consistent with those positions and will report directly to the board of directors of each of FNB and the Bank (hereinafter sometimes referred to together or individually as the “Board”).  The Executive shall serve the Employer faithfully, diligently, competently, and to the best of his ability, and he shall exclusively devote his full time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the Employment Term.  The Executive shall faithfully adhere to, execute and fulfill all lawful requests, instructions and policies made by the Board or its authorized agent(s).

(b)           No Other Employment.  Without the written consent of FNB’s board of directors, during the Employment Term, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. The foregoing limitation shall not be construed as prohibiting the Executive from managing his personal affairs in a manner that does not interfere with the proper performance of his duties and responsibilities as President or making or managing personal investments in such form or manner as will not require his services in the operation or affairs of the companies or enterprises in which such investments are made and will not violate Section 6 below.

(c)           Board of Directors of FNB.  The Executive is currently serving as a director of FNB.  FNB shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by shareholders, remain a director of FNB throughout the term of this Agreement.  The Executive hereby consents to serve as a director of FNB, and the Executive hereby consents to being named as a director of FNB in documents filed by FNB with the Securities and Exchange Commission.  The Executive shall be deemed to have resigned as a director of FNB effective immediately after termination of the Executive’s employment under Section 4 of this Agreement other than by reason of the Executive’s retirement under Section 4(g), regardless of whether the Executive submits a formal, written resignation as director.

(d)           Board of Directors of the Bank.   The Executive is currently serving as a director of the Bank.  The Board shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of the Bank.  The Executive shall be deemed to have resigned as a director of the Bank effective immediately after termination of the Executive’s employment under Section 4 of this Agreement other than by reason of the Executive’s retirement under Section 4(g), regardless of whether the Executive submits a formal, written resignation as director.

2.           Compensation.   For all services rendered by the Executive during the Employment Term as defined in Section 3 below, the Employer shall compensate the Executive as follows:

(a)           Base Salary.  During the Employment Term, the Employer shall pay the Executive an annual salary in an amount not less than the amount of the Executive’s annual salary as of the Effective Date (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”).  Such salary shall be payable in accordance with the Employer’s customary payroll practices and shall be subject to all applicable federal and state withholding, payroll and other taxes.  During the Employment Term, the Base Salary shall be reviewed annually by the Compensation Committee of FNB’s board of directors or by such other board committee as has jurisdiction over executive compensation and may be increased from time to time consistent with such review.

(b)            Perquisites, Benefits and Other Compensation.   During the Employment Term, the Executive shall be entitled to receive additional benefits and compensation from the Employer in such form and to such extent as specified below:

(i)           Benefit Plans and Programs.  The Executive will be entitled to participate, in accordance with the provisions thereof, in all group health, disability and life insurance, and all bonus, pension, retirement and other employee benefit plans and programs made available by the Employer to its employees generally or to its senior officers.  Without limiting the generality of the foregoing, the Executive shall be entitled to participate, in accordance with the provisions thereof, in the Employer’s arrangement for performance compensation for stakeholders (or any successor plan) (the “Stakeholders Plan”) and the FNB United/CommunityONE Executive Short-Term Incentive Plan (hereinafter together referred to as the “Bonus Plans”).  In addition, the Executive shall be eligible to participate in the Employer’s stock-based incentive compensation plans then available to other employees or executives of the Employer in accordance with the provisions of such plans and with awards thereunder determined by FNB’s board of directors or by the Compensation Committee of the Board, in its sole discretion.

(ii)           Supplemental Plan.  The Executive will be entitled to participate, in accordance with the provisions thereof, in the FNB Supplemental Executive Retirement Plan, as such plan may be amended from time to time.

(iii)           Club Dues.  The Employer shall pay or reimburse the Executive for the monthly dues and assessments necessary for the Executive to maintain the status of an active member of the Asheboro Country Club and Pinewood Country Club or such other clubs as are reasonably necessary to the conduct of the Employer’s business and as the Compensation Committee of FNB’s board of directors may from time to time approve.  The Employer shall also pay or reimburse the Executive for the dues and expenses incurred by the Executive for membership in such civic clubs or groups as are reasonably necessary to the conduct of the Employer’s business and as may be approved by the Compensation Committee.

(iv)           Vacation.  The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer.

(v)           Automobile.  The Employer shall provide the Executive with a suitable vehicle for his exclusive use in the discharge of his duties hereunder and shall pay all operating and service expenses, including automobile insurance, related to such vehicle.  Any personal use of such vehicle by the Executive will be appropriately accounted for and reported as additional compensation.

(vi)           Business Expenses.  The Employer shall reimburse the Executive for any reasonable out-of-pocket business and travel expenses incurred by the Executive in the ordinary course of performing his duties for the Employer upon presentation by the Executive, from time to time, of appropriate documentation therefor and in accordance with the Employer’s policies and practices as established or modified from time to time.

(vii)           Meeting and Convention Attendance.  The Employer shall pay all registration, travel, accommodation and meal expenses for the Executive to attend such meetings and conferences as are approved by the Board or an appropriate committee of the Board.  The Employer shall also pay all registration, travel, accommodation and meal expenses for the Executive and his spouse to attend the annual conventions of the American and North Carolina Bankers Associations each year.

3.            Term.  The initial term of this Agreement shall be for a period of three years commencing on the Effective Date.  On the first anniversary of the Effective Date of this Employment Agreement and on each anniversary thereafter, this Agreement shall be extended automatically for one additional year unless FNB’s board of directors determines that the term shall not be extended.  If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing.  If the board of directors decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in full force until its term expires.  The board of director’s decision not to extend the term of this Agreement shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in his position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under this Agreement.  Unless sooner terminated, this Agreement and the Executive’s employment hereunder shall terminate on December 31 of the year in which the Executive attains age 65.  The Executive's total term of employment with the Employer during the initial and any extended term is collectively defined and sometimes referred to under this Agreement as the "Employment Term."

4.           Termination.    The Executive’s term of employment under this Agreement may be terminated before the end of the initial term or any extension thereof as set forth in this Section 4.  Notwithstanding anything contained herein to the contrary, the Executive’s employment with the Employer shall not be considered to have terminated for purposes of the Executive’s receiving any compensation or other benefits otherwise provided under this Agreement unless (i) he would be considered to have incurred a “separation from service” within the meaning of Section 409A from the Employer and any other entity that, along with the Employer, would be considered a “service recipient” within the meaning of Section 409A or (ii) the payment of such compensation or such other benefits would not be subject to Section 409A.

(a)           Death.  In the event of the death of the Executive during his employment under this Agreement, this Agreement shall be terminated as of the date of death.  In such event, the Employer shall pay the Executive’s Base Salary, at the rate in effect at the time of his death and through the last day of the calendar month in which such death occurs, to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive.  In addition, the Employer shall pay to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, at the same time as bonus payments for the year of death would otherwise be payable under the Stakeholders Plan, a prorated bonus for the year of death that the Executive would have received if he had been employed throughout such year and had received the same performance rating as he received for the immediately preceding year, prorated on a daily basis as of the date of the Executive’s death.  Any rights and benefits the Executive’s estate or any other person may have under employee benefit plans and programs of the Employer in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs.

(b)           Long-Term Disability.  If the Executive suffers any disability while employed under this Agreement that prevents him from performing his duties under this Agreement for a period of 90 consecutive days, then, unless otherwise then agreed in writing by the parties hereto, the employment of the Executive under this Agreement shall, at the election of the Employer, be terminated effective as of the ninetieth day of such period.  Upon termination of the Executive’s employment by reason of disability under this Section 4(b), the Executive shall be entitled to receive his Base Salary, at the rate in effect on the date of such termination, less any disability insurance payments paid to the Executive on a policy maintained for the benefit of the Executive by the Employer, through the end of the then current term of this Agreement.  Such salary continuation shall be subject to all applicable federal and state withholding taxes and any postponement of payment that may be required pursuant to Section 15 below.  Any rights and benefits the Executive may have under the employee benefit plans and programs of the Employer in the event of the Executive’s disability shall be determined in accordance with the terms of such plans and programs.

For purposes of this Agreement, “disability” shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Executive to perform his customary or other comparable duties with the Employer, with or without reasonable accommodation.  In the event that the Executive and the Employer are unable to agree as to whether the Executive is suffering a disability, the Executive and the Employer shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Executive is suffering a disability shall be based upon the determination of a majority of the three physicians.

The Employer shall pay the reasonable fees and expenses of all physicians selected pursuant to this Section 4(b).

(c)           Termination for Cause.  Nothing herein shall prevent the Employer from terminating the Executive’s employment at any time for Cause (as hereinafter defined).  Upon termination for Cause, the Executive shall receive his Base Salary only through the date that such termination becomes effective and the amount of any compensation previously deferred by the Executive, provided that the payment of any such deferred amount will be made in accordance with the provisions of the plan, program or arrangement of the Employer permitting the deferral.  Neither the Executive nor any other person shall be entitled to any further payments from the Employer, for salary or any other amounts.  Notwithstanding the foregoing, any rights and benefits the Executive may have under the employee benefit plans and programs of the Employer following a termination of the Executive’s employment for Cause shall be determined in accordance with the terms of such plans, agreements and programs.

For purposes of this Agreement, termination for Cause shall mean a termination by the Employer of the Executive’s employment by a vote of the majority of the Board members then in office, as a result of (i) an intentional, willful and continued failure by the Executive to perform his duties in the capacities indicated above (other than due to disability); (ii) an intentional, willful and material breach by the Executive of his fiduciary duties of loyalty and care to the Employer; (iii) an intentional, willful and knowing violation by the Executive of any provision of this Agreement; (iv) an intentional, willful and knowing violation by the Executive of the Employer’s Code of Business Ethics or Code of Ethics for Senior Financial Officers; (v) a conviction of, or the entering of a plea of nolo contendere by the Executive for any felony or any crime involving fraud or dishonesty, or (vi) a willful and knowing violation of any material federal or state banking law or regulation applicable to the Employer or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other act or event as a result of which the Executive becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Employer’s affairs by any regulatory authority having jurisdiction over the Employer; provided, however, that the Board has given the Executive advance notice of such termination for Cause, including the reasons therefor, together with a reasonable opportunity for the Executive to appear with counsel before the Board and to reply to such notice.

(d)           Termination Other than for Cause and Not in Connection with a Change in Control.  The Employer may terminate the Executive’s employment under this Agreement at any time upon 90 days written notice to the Executive for whatever reason it deems appropriate, or for no reason.  In the event such termination by the Employer occurs and is not due to death as provided in Section 4(a) above, disability as provided in Section 4(b) above or for Cause as provided in Section 4(c) above, the Employer shall (i) continue the Executive’s Base Salary, at the rate in effect at the time of such termination, through the end of the then current term of this Agreement, (ii) pay to the Executive for the year of termination and for each subsequent calendar year or portion thereof through the end of the then current term of this Agreement an amount (prorated in the case of any partial year) equal to the average of the bonuses paid to the Executive under the Bonus Plans for the three calendar years immediately preceding the year of termination, such payments to be made at the normal times for payment of bonuses under the Bonus Plans, and (iii) pay to the Executive the amount of any compensation previously deferred by the Executive, provided that the payment of any such deferred amount will be made in accordance with the provisions of the plan, program or arrangement of the Employer permitting the deferral.  All compensation continuation shall be subject to applicable federal and state withholding taxes and any postponement of payment that may be required pursuant to Section 15 below.  Any rights and benefits the Executive may have under employee benefit plans and programs of the Employer following a termination of the Executive’s employment by the Employer other than for Cause, including rights and benefits under retirement plans and programs, shall be determined in accordance with the terms of such plans and programs; provided that all stock options and restricted stock awards granted to the Executive and outstanding as of the date of termination (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment) shall become immediately and fully vested and the Executive shall have up to three years to exercise all such outstanding options following the date of termination but in no event beyond their specified term.  Notwithstanding the foregoing, no such accelerated vesting or change in exercise period shall be permitted if it would cause an option or restricted stock award that is not otherwise subject to Section 409A to become subject to Section 409A or if it would cause an option or restricted stock award that is subject to Section 409A to violate Section 409A.

In addition to the foregoing, in the event of a termination pursuant to this Section 4(d) and provided the Executive properly elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall reimburse the Executive for one hundred percent (100%) of all applicable premiums for continuation coverage for the Executive under the group health plan of the Employer in which the Executive was a participant at the time of the termination of his employment.  On a monthly basis following a termination pursuant to this Section 4(d), the Employer shall pay to Executive a cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the preceding month period for such COBRA coverage until the earlier of (w) the end of the term remaining under this Agreement at the time the Executive’s employment is terminated, (x) December 31 of the year the Executive attains age 65, (y) the date on which the Executive is eligible to participate in a group health plan of another employer as a full-time employee, or (z) the Executive’s death; provided, however that, as of the nineteenth month following a termination pursuant to this Section 4(d), the Executive shall not be entitled to further reimbursement for premium costs for such COBRA coverage.

In the event the Executive is eligible to be covered by the Postretirement Medical and Life Insurance Benefits Plan, or any successor or similar plan, of the Employer at the time of his termination pursuant to this Section 4(d), the Executive may elect, in lieu of electing COBRA continuation coverage under the provisions of the immediately preceding paragraph, to participate in such Postretirement Medical and Life Insurance Benefits Plan of the Employer. On a monthly basis following a termination pursuant to this Section 4(d), the Employer shall pay to the Executive a cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the month period for coverage under such Postretirement Medical and Life Insurance Benefits Plan, as adjusted to reflect the Employer’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with the Employer until the earlier of (w) the end of the term remaining under this Agreement at the time the Executive’s employment is terminated, (x) December 31 of the year the Executive attains age 65, (y) the date on which the Executive is eligible to participate in a group health plan of another employer as a full-time employee, or (z) the Executive’s death; provided, however that, as of the nineteenth month following the Executive’s termination pursuant to this Section 4(d), the Executive shall not be entitled to further reimbursement for premium costs for coverage under such Postretirement Medical and Life Insurance Benefits Plan. After the 18th month following a termination pursuant to this Section 4(d), the Executive shall continue to be entitled to participate in the Postretirement Medical and Life Insurance Benefits Plan of the Employer and to receive the Employer’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with the Employer.

In addition to the foregoing, in the event of a termination pursuant to this Section 4(d) the Employer shall reimburse the Executive for one hundred percent (100%) of all applicable premiums actually paid by the Executive for disability insurance and, if the Executive does not elect to participate in the Postretirement Medical and Life Insurance Benefits Plan of the Employer pursuant to the immediately preceding paragraph, life insurance policies following termination of employment not to exceed, in scope or benefit, any group disability or life insurance plan made available by the Employer to similarly situated employees in which the Executive was a participant at the time of his termination of employment.  On a monthly basis following a termination pursuant to this Section 4(d), the Employer shall pay to the Executive a cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the month period for coverage under such disability and, if applicable, life insurance policies until the earlier of (w) the end of the term remaining under this Agreement at the time the Executive’s employment is terminated, (x) December 31 of the year the Executive attains age 65, (y) the date on which the Executive is eligible to participate in a group disability and, if applicable, life insurance plan of another employer as a full-time employee, or (z) the Executive’s death; provided, however that, as of the nineteenth month following the Executive’s termination pursuant to this Section 4(d), the Executive shall not be entitled to further reimbursement for premium costs for coverage under such disability and, if applicable, life insurance policies.

In no event shall the amount of expenses eligible for reimbursement under this Section 4(d) for any calendar year affect the expenses eligible for reimbursement in another calendar year.  In no event shall any reimbursement made pursuant to the two immediately preceding paragraphs be made later than the last day of the calendar year following the year in which the Executive incurred the expenses being reimbursed.  Any reimbursement payments made pursuant to either of the two immediately preceding paragraphs shall be subject to any postponement of payment that may be required by Section 15.  In the event a termination by the Employer of the Executive’s employment under this Agreement occurs within 24 months following a Change in Control (as defined in Section 5(c)) and is not due to death as provided in Section 4(a) above, disability as provided in Section 4(b) above, or for Cause as provided in Section 4(c) above, then the Executive’s rights to compensation shall be governed by Section 5 and not this Section 4(d).

(e)           At the Executive’s Option with Good Reason.  The Executive may terminate his employment with Good Reason (as defined below) upon at least 60 days advance notice to Employer; provided that the termination will take effect at the end of the 60-day notice period unless the event or circumstance constituting Good Reason is cured by the Employer or unless the notice of termination with Good Reason is revoked by the Executive within such 60-day period.  In the event of such a voluntary termination of employment with Good Reason, the Employer shall (i) continue the Executive’s Base Salary, at the rate in effect at the time of such termination, through the end of the then current term of this Agreement, (ii) pay to the Executive for the year of termination and for each subsequent calendar year or portion thereof through the end of the then current term of this Agreement an amount (prorated in the case of any partial year) equal to the average of the bonuses paid to the Executive under the Bonus Plans for the three calendar years immediately preceding the year of termination, such payments to be made at the normal times for payment of bonuses under the Bonus Plans, and (iii) pay to the Executive the amount of any compensation previously deferred by the Executive, provided that the payment of any such deferred amount will be made in accordance with the provisions of the plan, program or arrangement of the Employer permitting the deferral.  All compensation continuation shall be subject to applicable federal and state withholding taxes and any postponement of payment that may be required pursuant to Section 15 below.  Any rights and benefits the Executive may have under employee benefit plans and programs of the Employer following a termination by the Executive of his employment for Good Reason, including rights and benefits under retirement plans and programs, shall be determined in accordance with the terms of such plans and programs; provided that all stock options and restricted stock awards granted to the Executive and outstanding as of the date of termination (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment) shall become immediately and fully vested and the Executive shall have up to three years to exercise all such outstanding options following the date of termination but in no event beyond their specified term.  Notwithstanding the foregoing, no such accelerated vesting or change in exercise period shall be permitted if it would cause an option or restricted stock award that is not otherwise subject to Section 409A to become subject to Section 409A or if it would cause an option or restricted stock award that is subject to Section 409A to violate Section 409A.

In addition to the foregoing, in the event of a termination pursuant to this Section 4(e) and provided the Executive properly elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall reimburse the Executive for one hundred percent (100%) of all applicable premiums for continuation coverage for the Executive under the group health plan of the Employer in which the Executive was a participant at the time of the termination of his employment.  On a monthly basis following a termination pursuant to this Section 4(e), the Employer shall pay to Executive a cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the preceding month period for such COBRA coverage until the earlier of (w) the end of the term remaining under this Agreement at the time the Executive’s employment is terminated, (x) December 31 of the year the Executive attains age 65, (y) the date on which the Executive is eligible to participate in a group health plan of another employer as a full-time employee, or (z) the Executive’s death; provided, however that, as of the nineteenth month following a termination pursuant to this Section 4(e), the Executive shall not be entitled to further reimbursement for premium costs for such COBRA coverage.

In the event the Executive is eligible to be covered by the Postretirement Medical and Life Insurance Benefits Plan, or any successor or similar plan, of the Employer at the time of his termination pursuant to this Section 4(e), the Executive may elect, in lieu of electing COBRA continuation coverage under the provisions of the immediately preceding paragraph, to participate in such Postretirement Medical and Life Insurance Benefits Plan of the Employer. On a monthly basis following a termination pursuant to this Section 4(e), the Employer shall pay to the Executive a cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the month period for coverage under such Postretirement Medical and Life Insurance Benefits Plan, as adjusted to reflect the Employer’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with the Employer until the earlier of (w) the end of the term remaining under this Agreement at the time the Executive’s employment is terminated, (x) December 31 of the year the Executive attains age 65, (y) the date on which the Executive is eligible to participate in a group health plan of another employer as a full-time employee, or (z) the Executive’s death; provided, however that, as of the nineteenth month following the Executive’s termination pursuant to this Section 4(e), the Executive shall not be entitled to further reimbursement for premium costs for coverage under such Postretirement Medical and Life Insurance Benefits Plan. After the 18th month following a termination pursuant to this Section 4(e), the Executive shall continue to be entitled to participate in the Postretirement Medical and Life Insurance Benefits Plan of the Employer and to receive the Employer’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with the Employer.

In addition to the foregoing, in the event of a termination pursuant to this Section 4(e) the Employer shall reimburse the Executive for one hundred percent (100%) of all applicable premiums actually paid by the Executive for disability insurance and, if the Executive does not elect to participate in the Postretirement Medical and Life Insurance Benefits Plan of the Employer pursuant to the immediately preceding paragraph, life insurance policies following termination of employment not to exceed, in scope or benefit, any group disability or life insurance plan made available by the Employer to similarly situated employees in which the Executive was a participant at the time of his termination of employment.  On a monthly basis following a termination pursuant to this Section 4(e), the Employer shall pay to the Executive a cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the month period for coverage under such disability and, if applicable, life insurance policies until the earlier of (w) the end of the term remaining under this Agreement at the time the Executive’s employment is terminated, (x) December 31 of the year the Executive attains age 65, (y) the date on which the Executive is eligible to participate in a group disability and, if applicable, life insurance plan of another employer as a full-time employee, or (z) the Executive’s death; provided, however that, as of the nineteenth month following the Executive’s termination pursuant to this Section 4(e), the Executive shall not be entitled to further reimbursement for premium costs for coverage under such disability and, if applicable, life insurance policies.

In no event shall the amount of expenses eligible for reimbursement under this Section 4(e) for any calendar year affect the expenses eligible for reimbursement in another calendar year.  In no event shall any reimbursement made pursuant to the two immediately preceding paragraphs be made later than the last day of the calendar year following the year in which the Executive incurred the expenses being reimbursed.  Any reimbursement payments made pursuant to either of the two immediately preceding paragraphs shall be subject to any postponement of payment that may be required by Section 15.

For purposes of this Agreement, termination with Good Reason means a termination of the Executive’s employment by the Executive due to a failure of the Employer or any successor to fulfill its obligations under this Agreement in any material respect, including (a)any failure to elect or reelect or to appoint or reappoint the Executive to the office of President and Chief Executive Officer of each of FNB and the Bank or as a member of each of their boards of directors, or (b) any other material change by the Employer in the functions, duties or responsibilities of the Executive’s position as chief executive officer with the Employer that would reduce the ranking or level, dignity, responsibility, importance or scope of such position, or (c) any imposition on the Executive of a requirement to be permanently based at a location more than 50 miles from the principal office of the Employer as of the date of this Agreement without the consent of the Executive, or (d) any reduction without the consent of the Executive in the Executive’s annual salary below the Base Salary then provided for under Section 2(a).

In the event a termination by the Executive of his employment under this Agreement occurs within 24 months following a Change in Control (as defined in Section 5(c)) and such termination is for Good Reason, then the Executive’s rights to compensation shall be governed by Section 5 and not this Section 4(e).

(f)           At the Executive’s Option without Good Reason.  The Executive may terminate his employment without Good Reason at any time upon at least 60 days advance written notice to the Employer; provided, however, that the Employer, in its discretion, may cause such termination to be effective at any time during such notice period.  In the event of such a voluntary termination of employment without Good Reason, the Executive will be entitled to receive only any earned but unpaid Base Salary and the other benefits of this Agreement through the date on which the Executive's termination becomes effective.  Notwithstanding the foregoing, any rights and benefits the Executive may have under employee benefit plans and programs of the Employer following a voluntary termination of the Executive’s employment without Good Reason, including rights and benefits under retirement plans and programs, shall be determined in accordance with the terms of such plans and programs.

(g)           Retirement.  The Executive’s employment under this Agreement shall terminate upon the date of the Executive’s retirement, which date (hereinafter referred to as the “Retirement Date”) shall be the earlier to occur of (i) December 31 of the year in which the Executive attains age 65, and (ii) the date on which the Executive voluntarily terminates his employment upon satisfaction of the requirements for early retirement under the Employer’s retirement plans.  In the event of the Executive’s retirement, (i) the Executive shall be entitled to receive all earned but unpaid Base Salary through the Retirement Date; (ii) the Employer shall pay to the Executive, at the same time as bonus payments for the year in which the Retirement Date occurs would otherwise be made under the Stakeholders Plan, subject to any postponement of such payment that may be required by Section 15, a prorated bonus for such year equal to the amount of the bonus the Executive would have received if he had been employed throughout such year; prorated on a daily basis as of the Retirement Date; (iii) all stock options and restricted stock awards granted to the Executive and outstanding as of the date the Retirement Date (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment) shall become immediately and fully vested; and (iv) the Executive shall receive such retirement and other benefits as he is entitled to receive under, and in accordance with, the terms of the Employer’s retirement and other benefit plans.  Notwithstanding the foregoing, no such accelerated vesting provided for in clause (iii)

above shall be permitted if it would cause an option or restricted stock award that is not otherwise subject to Section 409A to become subject to Section 409A or if it would cause an option or restricted stock award that is subject to Section 409A to violate Section 409A.

5.           Termination Following a Change in Control.

(a)           Change in Control Cash Benefits.  If the Executive’s employment is terminated by the Employer other than for Cause or by the Executive with Good Reason within 24 months following a Change in Control, then the Executive shall be entitled to receive an aggregate amount in cash equal to 2.99 multiplied by the Executive’s average annual cash compensation for the five fiscal years immediately preceding the Change in Control.  Such amount shall be payable on the date that is six months after termination of employment.

(b)           Benefit Plans.  In addition to the benefit set forth in Section 5(a), in the event of a termination pursuant to Section 5(a) and provided the Executive properly elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall reimburse the Executive for one hundred percent (100%) of all applicable premiums for continuation coverage for the Executive under the group health plan of the Employer in which the Executive was a participant at the time of the termination of his employment.  On a monthly basis following a termination pursuant to Section 5(a), the Employer shall pay to Executive a cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the preceding month period for such COBRA coverage until the earlier of (w) the end of the term remaining under this Agreement at the time the Executive’s employment is terminated, (x) December 31 of the year the Executive attains age 65, (y) the date on which the Executive is eligible to participate in a group health plan of another employer as a full-time employee, or (z) the Executive’s death; provided, however that, as of the nineteenth month following a termination pursuant to Section 5(a), the Executive shall not be entitled to further reimbursement for premium costs for such COBRA coverage.

In the event the Executive is eligible to be covered by the Postretirement Medical and Life Insurance Benefits Plan, or any successor or similar plan, of the Employer at the time of his termination pursuant to Section 5(a), the Executive may elect, in lieu of electing COBRA continuation coverage under the provisions of the immediately preceding paragraph, to participate in such Postretirement Medical and Life Insurance Benefits Plan of the Employer. On a monthly basis following a termination pursuant to Section 5(a), the Employer shall pay to the Executive a cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the month period for coverage under such Postretirement Medical and Life Insurance Benefits Plan, as adjusted to reflect the Employer’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with the Employer until the earlier of (w) the end of the term remaining under this Agreement at the time the Executive’s employment is terminated, (x) December 31 of the year the Executive attains age 65, (y) the date on which the Executive is eligible to participate in a group health plan of another employer as a full-time employee, or (z) the Executive’s death; provided, however that, as of the nineteenth month following the Executive’s termination pursuant to Section 5(a), the Executive shall not be entitled to further reimbursement for premium costs for coverage under such Postretirement Medical and Life Insurance Benefits Plan. After the 18th month following a termination pursuant to Section 5(a), the Executive shall continue to be entitled to participate in the Postretirement Medical and Life Insurance Benefits Plan of the Employer and to receive the Employer’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with the Employer.

In addition to the foregoing, in the event of a termination pursuant to Section 5(a) the Employer shall reimburse the Executive for one hundred percent (100%) of all applicable premiums actually paid by the Executive for disability insurance and, if the Executive does not elect to participate in the Postretirement Medical and Life Insurance Benefits Plan of the Employer pursuant to the immediately preceding paragraph, life insurance policies following termination of employment not to exceed, in scope or benefit, any group disability or life insurance plan made available by the Employer to similarly situated employees in which the Executive was a participant at the time of his termination of employment.  On a monthly basis following a termination pursuant to Section 5(a), the Employer shall pay to the Executive a cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the month period for coverage under such disability and, if applicable, life insurance policies until the earlier of (w) the end of the term remaining under this Agreement at the time the Executive’s employment is terminated, (x) December 31 of the year the Executive attains age 65, (y) the date on which the Executive is eligible to participate in a group disability and, if applicable, life insurance plan of another employer as a full-time employee, or (z) the Executive’s death; provided, however that, as of the nineteenth month following the Executive’s termination pursuant to Section 5(a), the Executive shall not be entitled to further reimbursement for premium costs for coverage under such disability and, if applicable, life insurance policies.

In no event shall the amount of expenses eligible for reimbursement under this Section 5(b) for any calendar year affect the expenses eligible for reimbursement in another calendar year.  In no event shall any reimbursement made pursuant to the two immediately preceding paragraphs be made later than the last day of the calendar year following the year in which the Executive incurred the expenses being reimbursed.  Any reimbursement payments made pursuant to either of the two immediately preceding paragraphs shall be subject to any postponement of payment that may be required by Section 15.

The Employer shall also cause the Executive to become fully vested in any qualified and nonqualified plans, programs or arrangements in which the Executive participated if the plan, program or arrangement does not address the effect of a Change in Control; provided, that (x) such vesting does not cause any such plan, program or arrangement that is not otherwise subject to Section 409A to become subject to Section 409A and (y) such vesting does not cause any such plan, program or arrangement that is subject to Section 409A to violate Section 409A.  Subject to the foregoing, any rights and benefits the Executive may have under the employee benefit plans and programs of the Employer following a termination of the Executive’s employment by the Employer other than for Cause or by the Executive with Good Reason shall be determined in accordance with the terms of such plans and programs.

(c)           Definition of Change in Control.  For the purposes of this Agreement, the term “Change of Control” shall mean a change in control as defined in Section 409A, including –

(i)           Change in ownership: a change in ownership of the Bank occurs on the date any one person, or more than one person acting as a group, acquires ownership of stock of FNB or the Bank, that together with stock of FNB or the Bank held by such person or group, constitutes more than 50% of the total fair market value or total voting power of stock of FNB or the Bank,

(ii)           Change in effective control: (x) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock possessing 30% or more of the total voting power of the stock of FNB or the Bank, or (y) a majority of the board of directors of FNB is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board of directors of FNB before the date of the appointment or election; provided, however, for purposes of this Section 5(c)(ii), the terms FNB or the Bank shall refer to the relevant corporation identified in Treasury Regulation 1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder for purposes of that regulation, or

(iii)           Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the assets of the Bank or FNB occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of FNB or the Bank having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of FNB or the Bank, as applicable, immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of FNB or the Bank, as applicable, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(d)           No Multiple Severance Payments.  If the Executive receives payment under this Section 5, he shall not be entitled to any severance benefits under Section 4.

(e)           No Solicitation of Change in Control.  The Executive will not solicit, counsel or encourage any third party to offer, propose or pursue, or to solicit, counsel or encourage another third party to offer, propose or pursue, any acquisition, merger or other change in control of FNB or the Bank without the prior authorization of the Board of Directors of the Bank or FNB as reflected in the minutes of a regular or special meeting, or in a written consent action, of the Board of Directors of the Bank or FNB.  Any violation of this Section 5(e) occurring in connection with an offer, proposal or pursuit by a third party to engage in an acquisition, merger or other change in control of FNB or the Bank shall be deemed to constitute a forfeiture by the Executive of all of his rights under Sections 5(a) and 5(b) hereof.

(f)           Gross-Up for Taxes.

(i)           If the Executive receives the cash payment under Section 5(a) and acceleration of benefits under any benefit, compensation, or incentive plan or arrangement with the Employer (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to excise taxes (the “Excise Tax”) under section 280G and section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Employer shall pay to the Executive at the time specified in subsection (iii) below an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Benefits and any U.S federal, state, and for local income or payroll tax upon the Gross-Up Payment, but before deduction for any U.S. federal, state and local income or payroll tax on the Total Benefits, shall be equal to the Total Benefits.  For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the Gross-Up Payment is to be made.

(ii)           Subject to any determination made by the Internal Revenue Service (the “IRS”), all determinations as to whether a Gross-Up Payment is required and the amount of Gross-Up Payment and the assumptions to be used in arriving at the determination shall be made by the Employer’s independent certified public accountants or tax counsel selected by such accountants or both (the “Accountants”) in accordance with the principles of section 280G of the Code.  All fees and expenses of the Accountants will be borne by the Employer.  Subject to any determinations made by the IRS, determinations of the Accountants under this Agreement with respect to (x) the initial amount of any Gross-Up Payment and (y) any subsequent adjustment of such payment shall be binding on the Employer and the Executive.

(iii)           The Gross-Up Payment calculated pursuant to Section 5(f)(ii) shall be paid no later than the 30th day following an event occurring that subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be reasonably determined on or before such day, the Employer shall pay to the Executive the amount of the Gross-Up Payment no later than 10 days following the determination of the Gross-Up Payment by the Accountants.  Notwithstanding the foregoing, the Gross-Up Payment shall be paid to or for the benefit of the Executive no later than 15 business days prior to the date by which the Executive is required to pay the Excise Tax or any portion of the Gross-Up Payment to any federal, state or local taxing authority, without regard to extensions and shall be subject to any delay required by Section 15.

(iv)           In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code.  Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Employer has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive and interest payable to the Employer shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion.  The Executive and the Employer shall cooperate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied.  However, if agreement cannot be reached, the Employer shall decide the appropriate course of action to pursue provided that the action does not adversely affect any issues the Executive may have with respect to his tax return, other than the Excise Tax.

(v)           In the event that the Excise Tax is later determined by the Accountants or the IRS to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional Gross-Up Payment to or for the benefit of the Executive in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined; provided, that such payment shall be made no later than the end of Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes to any federal, state or local taxing authority.

(vi)           In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Employer to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive.  In the event issues are interrelated, the Executive and the Employer shall in good faith cooperate so as not to jeopardize resolution of either or any issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Employer to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Employer and its representative.

(vii)           The Employer shall be responsible for all charges of the Accountant.  Any amounts paid pursuant to this Section 5(f)(vii) shall be made no later than the last day of the calendar year following the year in which the expenses were incurred.  In no event shall the amount of expenses eligible for payment by the Company under this Section 5(f)(vii) for any calendar year affect the expenses eligible for payment in another calendar year, and in no event may the right to payments under this paragraph be liquidated or exchanged for any other right or benefit.

(viii)           The Employer and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any oral communications, with any taxing authority regarding the Excise Tax.

6.           Covenant Not to Compete.   For a period commencing on the date hereof and continuing until (i) one year after the date of expiration of the Employment Term or the date that any termination of Executive’s employment under this Agreement becomes effective or (ii) the last day of the period after the date that any termination of the Executive’s employment under this Agreement becomes effective in which the Executive is entitled to receive any Base Salary pursuant to Section 4 hereof, whichever is later, the Executive will not, without the written consent of FNB or the Bank, directly or indirectly:

(a)           own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is then engaged, or proposing to engage, in the operation of a bank, savings bank, credit union, mortgage company, savings and loan association or similar financial institution that conducts any of its operations within the counties in North Carolina in which the Employer or any affiliate conducts operations as of the Effective Date and within any other counties in North Carolina or in any other states added during the Employment Term by the

Employer’s, or any affiliate’s, conducting operations therein; provided, however, that the Executive may, without violating this Agreement, own as a passive investment not in excess of three percent (3%) of the outstanding capital stock of any such business whose stock is publicly traded or quoted on the NASDAQ over-the-counter market, the New York Stock Exchange, the American Stock Exchange, the National Daily Quotation System “Pink Sheets” or the OTC Bulletin Board;

(b)           influence or attempt to influence any customer of the Employer or any affiliate to discontinue its use of the Employer’s (or such affiliate’s) services or to divert such business to any other person, firm or corporation;

(c)           interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Employer or any affiliate and any of its respective customers, suppliers, principals, distributors, lessors or licensors; and

(d)           solicit any officer or executive of the Employer or any affiliate, whose base annual salary at the time of the Executive’s termination was $20,000 or more, to work for any other person, firm or corporation.

It is expressly agreed that the provisions and covenants in this Section 6 shall not apply and shall be of no force or effect in the event that (i) the Employer fails to honor its obligations under this Agreement after termination of the Executive’s employment, or (ii) the Executive’s employment hereunder is terminated within 24 months after a Change in Control either by the Employer other than for Cause or by the Executive with Good Reason.

In the event the Executive breaches any of the provisions contained herein and the Employer seeks compliance with such provisions by judicial proceedings, the time period during which the Executive is restricted by such provisions shall be extended by the time during which the Executive has actually competed with the Employer or been in violation of any such provision and any period of litigation required to enforce the Executive’s obligations under this Agreement.

The Executive and the Employer intend that Section 6 of this Agreement be enforced as written.  However, if one or more of the provisions contained in Section 6 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the Executive and the Employer agree that the court making such determination shall have the full power to reform, by “blue penciling” or any other means, the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

7.           Covenant Not to Disclose Confidential Information.   The Executive hereby acknowledges and agrees that (i) in the course of his service as an executive of the Employer, he has and will gain substantial knowledge of and familiarity with the Employer’s customers and its dealings with them, and other information concerning the business of the Employer, all of which constitute valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the Employer’s business; and (ii) to protect the interest in and to assure the benefit of the business of the Employer, it is reasonable and necessary to place certain restrictions on the Executive’s ability to disclose information about the business and customers of the Employer.  For that purpose, and in consideration of the agreements contained herein, the Executive covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Employer and its business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the customers and information regarding their accounts and business dealings with the Employer), policies and procedures, computer systems and software, shareholders, executives, officers and directors (herein referred to as “Confidential Information”) are proprietary to the Employer and are valuable, special and unique assets of the business to which the Executive will have access during his employment hereunder.  The Executive shall consider, treat and maintain all Confidential Information as the confidential, private and privileged records and information of the Employer.  Further, at all times during the term of his employment and following the termination of his employment under this Agreement for any reason, and except as shall be required in the course of the performance by the Executive of his duties on behalf of the Employer or otherwise pursuant to the direct, written authorization of the Employer, the Executive will not divulge any Confidential Information to any other person, firm, corporation, employer, bank or similar financial institution, remove any such Confidential Information in written or other recorded form from the Employer’s premises, or make any use of the Confidential Information for his own purposes or for the benefit of any person, firm, corporation, employer, bank or similar financial institution other than the Employer.  However, following the termination of the Executive’s employment with the Employer, this Section 7 shall not apply to any Confidential Information which then is in the public domain (provided that the Executive was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Employer’s consent), or which is obtained by the Executive from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

8.           Acknowledgements.

(a)           Reasonableness.  The Executive hereby acknowledges that the enforcement of Sections 6 and 7 of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Employer, and that the restrictions set forth in Sections 6 and 7 of this Agreement are reasonable as to time, scope and territory and in all other respects.

(b)           Survival of Obligations.  The Executive understands that his obligations under Sections 6 and 7 of this Agreement will continue whether or not his employment with the Employer is terminated voluntarily or involuntarily, or whether for Cause, or other than for Cause, with Good Reason or without Good Reason or not.  The existence of any claim or cause of action by the Executive against the Employer shall not constitute and shall not be asserted as a defense to the enforcement by the Employer of this Agreement.

(c)           Remedies.  The Executive acknowledges that in the event of any breach of the provisions of Sections 6 and 7 hereof by the Executive, the Employer’s remedies at law would be inadequate, and the Employer shall be entitled to an injunction (without any bond or other security being required), restraining such breach, and costs and attorneys' fees relating to any such proceeding or any other legal action to enforce the provisions of this Agreement, but nothing herein shall be construed to preclude the Employer from pursuing any other remedies at law or in equity available to it for any such breach.

9.           Assignment and Binding Effect.   This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Employer and, as permitted by this Agreement, their respective successors and assigns.  This Agreement is personal to the Executive and, without the prior written consent of the Employer, neither this Agreement nor any right or interest hereunder shall be assignable by the Executive other than by will or the laws of descent and distribution, and any attempt, voluntary or involuntary, to effect any such prohibited assignment (including, without limitation, by transfer, charge, pledge, hypothecation or sale) shall be null, void and of no effect.  The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business or assets or both of the Employer to assume expressly in writing and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.  As used in this Agreement, “the Employer” shall mean the Employer as defined in the preamble and any successor to the business or assets or both of FNB or the Bank as stated above that assumes and agrees to perform this Agreement by operation of law or otherwise.

10.           Complete Agreement.   This Agreement replaces any previous agreement relating to the same or similar subject matter which the Executive and the Employer may have entered into with respect to the Executive's employment by the Employer, including specifically the Agreement entered into between the Executive and the Employer dated January 1, 2006.  The Executive has no oral representations, understandings or agreements with the Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the Employment Agreement between the Employer and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. Except as set forth in Section 15, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Employer and the Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

11.           Full Settlement; No Duty to Mitigate.   The Employer’s obligation to make any payment provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to the Executive under any other severance plan, arrangement or agreement of the Employer and its affiliates, and in full settlement of any and all claims or rights of the Executive for severance, separation or salary continuation payments resulting from the termination of his employment.  In no event shall the Executive be obligated to seek other employment or to take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided herein, such amounts shall not be reduced whether or not the Executive obtains other employment.

12.           Payment of Legal Fees.   In the event of any litigation or other proceeding between the Employer and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Employer shall reimburse the Executive for his reasonable costs and expenses relating to such litigation or other proceeding, including reasonable attorneys’ fees and expenses, provided that such litigation or other proceeding results in any: (i) settlement requiring the Employer to make a payment, continue to make payments or provide any other benefits to the Executive, or (ii) judgment, order or award against the Employer in favor of the Executive or his spouse, legal representative or heirs, unless such judgment, order or award is subsequently reversed on appeal or in a collateral proceeding.  At the request of the Executive, costs and expenses (including reasonable attorneys’ fees) of up to $100,000 incurred in connection with any litigation or other proceeding referred to in this Section shall be paid by the Employer in advance of the final disposition of the litigation or other proceeding referred to in this Section shall be paid by the Employer in advance of the final disposition of the litigation or other proceeding upon receipt of an undertaking by or on behalf of the Executive to repay the amounts advanced if it is ultimately determined that he is not entitled to reimbursement of such costs and expenses by the Employer as set forth in this Section.

13.           Source of Payment.   All payments provided for under this Agreement shall be paid in cash from the general funds of the Employer.  The Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Employer shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer and the Executive or any other person.  To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor.

14.           Consultation with Counsel and Interpretation of this Agreement.   The Executive acknowledges and agrees that he has had the assistance of counsel of his choosing in the negotiation of this Agreement, or he has chosen not to have the assistance of his own counsel.  Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

15.           Code § 409A.   It is the intent of the parties that this Agreement and all payments made hereunder shall be in compliance with the requirements of section 409A of the Code and the regulations promulgated thereunder.  If any provision of this Agreement shall not be in compliance with section 409A of the Code and the regulations thereunder, then such provision shall be deemed automatically amended without further action on the part of the Employer or the Executive to the minimum extent necessary to cause such provision to be in compliance and such provision will thereafter be given effect as so amended.  If postponing payment of any amounts or benefits due under this Agreement is necessary for compliance with the requirements of section 409A of the Code and the regulations thereunder to avoid adverse tax consequences to the Executive, then payment of such amounts shall be postponed to comply with section 409A.  Any and all payments that are postponed under this Section 15 shall be paid to the Executive in a lump sum at the earliest time that does not result in adverse tax consequences to the Executive under section 409A.

16.           Notices.   All notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, (iii) delivered by overnight commercial courier, or (iv) transmitted by telecopy or facsimile machine, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Employer:

FNB United Corp.
Attention:  Compensation Committee
101 Sunset Avenue
Asheboro, North Carolina 27203

With copy to:

Schell Bray Aycock Abel & Livingston PLLC
Attention: Melanie S. Tuttle
230 North Elm Street
1500 Renaissance Plaza
Greensboro, North Carolina 27420

If to the Executive, to his last address as shown on the personnel records of the Employer.

17.           Headings.  The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

18.           Governing Law.  This Agreement shall in all respects be construed according to the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule.  By entering into this Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of North Carolina.  Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Randolph County, North Carolina or in the federal court having jurisdiction in Asheboro, North Carolina.  The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.

19.           Severability.  In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and each such other provision shall to the full extent consistent with law continue in full force and effect.

20.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

21.           Compliance with Requirements of Troubled Assets Relief Program. Notwithstanding anything herein to the contrary, in the event that the Employer is a participant in the Troubled Assets Relief Program (“TARP”), including, without limitation, the Capital Purchase Program, established under the Emergency Economic Stabilization Act of 2008, then during such time as the United States Department of the Treasury (“Treasury”) holds an equity or debt position in the Employer, the terms of this Agreement shall be deemed automatically amended without further action on the part of the Employer or the Executive to comply with any applicable executive compensation requirements of TARP, including, without limitation, (i) requiring the Executive to relinquish to the Employer any bonus or incentive compensation paid that is based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (ii) if necessary, reducing any compensation of the Executive so as not to receive any excess “golden parachute” payments (based on the applicable Code provision). The Executive shall waive any claims he may have against the Employer or Treasury as a result of any amendments to this Agreement required by TARP.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FNB UNITED CORP.

By	/s/ Thomas A. Jordan
Thomas A. Jordan
Chair, Compensation Committee
of the Board of Directors

COMMUNITYONE BANK, NATIONAL
ASSOCIATION

By	/s/ Thomas A. Jordan
Thomas A. Jordan
of the Board of Directors

EXECUTIVE:

/s/ Michael C. Miller
Michael C. Miller

22